EXHIBIT 10.36
THE GENUINE PARTS COMPANY
SUPPLEMENTAL RETIREMENT PLAN
(As Amended and Restated Effective as of January 1, 2009)
ARTICLE ONE — INTRODUCTION
1.01	Establishment of Plan.

The Board of Directors of Genuine Parts Company (“Genuine Parts”) has determined that it is in the best interest of Genuine Parts and its subsidiaries (collectively the “Employer”) to establish a nonqualified supplemental retirement plan for certain executives of the Employer. Accordingly, the Board established The Genuine Parts Company Supplemental Retirement Plan effective as of January 1, 1991. The Genuine Parts Company Supplemental Retirement Plan was most recently amended and restated effective as of January 1, 2003 and was thereafter amended various times. Effective January 1, 2009, the Plan is continued in an amended and restated form as set forth in this document (the “Plan”).

This Plan is intended to be a plan maintained by the Employer solely for the purpose of providing benefits for certain employees in excess of the limitations on benefits imposed by Sections 401(a)(17) and 415 of the Internal Revenue Code of 1986 (the “Code”) and is also intended to be a plan that is unfunded and is maintained by Genuine Parts for the purpose of providing deferred compensation for a select group of management or highly compensated employees.

Although this Plan is effective on January 1, 2009, the Plan was adopted on or before December 31, 2008 to incorporate changes required by Code Section 409A and in accordance with transition relief set forth in Revenue Ruling 2007-86 and other applicable transition authority.

Effective at midnight on December 31, 2008, this Plan is amended to freeze participation. No new Key Employee (as defined in Section 2.01) may commence participation in this Plan on or after January 1, 2009.

1.02	Incorporation of Pension Plan.

The terms of the Genuine Parts Company Pension Plan, as amended and restated effective January 1, 2006 (the “Pension Plan”) are hereby incorporated in this Plan by reference. Unless otherwise indicated herein, the provisions of any future amendments to and restatements of the Pension Plan shall also be incorporated in this Plan by reference. Unless indicated otherwise, capitalized terms used in this Plan shall have the meaning given those terms in the Pension Plan.
ARTICLE TWO — PARTICIPATION
2.01	Eligibility.

Except as provided in Section 2.02, any employee of the Employer whose annual, regular Earnings were expected to be equal to or greater than the compensation limits of Code Section 401(a)(17) for such year ($245,000 in 2009) were eligible to participate in this Plan (“Key Employee”). Upon becoming eligible to participate, the Key Employee was required to complete and execute a Joinder Agreement in a form satisfactory to the Pension and Benefits Committee of Genuine Parts Company (the “Committee”). Such Joinder Agreement was required to be completed no later than January 30 following the calendar year in which the Key Employee first accrues a benefit under this Plan. If the Key Employee failed to timely complete the Joinder Agreement, the Key Employee was prohibited from accruing a benefit under this Plan until the first day of the calendar year after the completion of the Joinder Agreement. Even though a Key Employee may be a participant in this Plan, he or she shall not be entitled to any benefit hereunder unless and until his or her benefits under the Pension Plan are reduced due to the application of either Section 401(a)(17) or Section 415 of the Code.
Effective at midnight on December 31, 2008, no new Key Employees may participate in this Plan. In other words, no Key Employee may begin participation in this Plan on or after January 1, 2009. All Key Employees who began participation in this Plan effective January 1, 2008 signed a Joinder Agreement prior to December 31, 2008. No Joinder Agreements may be executed to join this Plan on or after December 31, 2008.

2.02	Additional Rules on Eligibility.
(a)	A Key Employee shall not accrue a benefit for any year in which the Key Employee’s annual, regular Earnings are less than the compensation limits of Code Section 401(a)(17). Nevertheless, the Key Employee shall continue to participate in the Plan and shall again accrue a benefit under this Plan during the calendar year in which the Key Employee’s Earnings exceed the Earnings limit in Section 2.01.

(b)	A Key Employee shall be notified in writing by the Committee (or its designee) of his or her initial eligibility to participate in the Plan no later than January 30 following the calendar year in which the Key Employee first accrues a benefit under the Plan. Unless notified in writing by the Committee (or its designee) as described in the preceding sentence, a Key Employee shall not be eligible to participate in the Plan and shall not accrue a benefit under this Plan. Furthermore, the Committee (or its designee) may prohibit any Key Employee from accruing future benefits under this Plan by notifying such Key Employee in writing that his or her accruals under this Plan shall cease. Such freezing of future accruals shall be effective for the next calendar year following the date the written notice is mailed or hand delivered to the Key Employee.
2.03	Definition of Earnings.

For purposes of this Plan, the term “Earnings” shall (except as modified below) have the same meaning given such term in the Pension Plan. Unlike the Pension Plan, however, Earnings shall include salary, bonus or other compensation that the Company would otherwise have been paid to a Key Employee but for the Key Employee’s election to defer the receipt of such salary, bonus or other compensation pursuant to a Company sponsored deferred compensation program (“Deferred Compensation”). A Key Employee’s Deferred Compensation shall not be included in Earnings in the year such Deferred Compensation is paid to the Key Employee.
ARTICLE THREE — VESTING
3.01	Vesting.
(a)	Vesting on or after January 1, 2009. A Key Employee who participates in the Plan shall become 100% vested in his or her Supplemental Retirement Income under this Plan (as provided in Article Five and Article Six) on the earliest of the following dates:
(1)	The Key Employee attains his or her Normal Retirement Date prior to his or her Separation from Service;

(2)	The Key Employee attains age 55 and completes fifteen years of Retirement Eligibility Service prior to his or her Separation from Service;

(3)	The Key Employee incurs a Permanent Disability prior to his or her Separation from Service;

(4)	The Key Employee dies prior to his or her Separation from Service;

(5)	A Change in Control occurs prior to the Key Employee’s Separation from Service (see Article Nine); and

(6)	The Plan is terminated prior to the Key Employee’s Separation from Service (see Section 10.08).
(b)	Vesting prior to January 1, 2009. In general, prior to January 1, 2009, a Key Employee who had a Separation from Service prior to the earlier of his or her (i) Normal Retirement Date or (ii) attainment of age 55 and completion of fifteen years of Credited Service forfeited his or her Supplemental Retirement Income under this Plan.

(c)	Forfeiture. If a Key Employee has a Separation from Service for any reason prior to becoming vested as provided in this Article Three, such Key Employee shall forfeit his or her entire benefit under this Plan. No payment of any kind shall be made under this Plan to any Key Employee who has a Separation from Service prior to becoming vested under this Plan.
ARTICLE FOUR -— PENSION CHOICE
4.01	Background on Pension Choice.

In general, during August 2008, the Company provided Rule of 70 Employees (as defined in the Pension Plan) a choice regarding on-going participation in the Pension Plan. The Company allowed Rule of 70 Employees to elect one of two alternatives. Option one allowed a Rule of 70 Employee to continue full, active participation in the Pension Plan. In general, option two provides that a Rule of 70 Employee will have his or her Credited Service under the Pension Plan frozen effective at midnight on December 31, 2008. On the other hand, Average Earnings and Anticipated Social Security Benefit are not frozen under the Pension Plan for a Rule of 70 Employee electing option two. A Rule of 70 Employee who did not make a choice by the applicable deadline was deemed to have elected option one. Whether a Rule of 70 Employee elected or was deemed to have elected option one or option two was determined in August 2008 in accordance with the provisions of the Pension Plan and cannot change thereafter.

If a Key Employee is not a Rule of 70 Employee, such Key Employee was not given a choice between option one and option two. Instead, such Key Employee’s Credited Service under the Pension Plan was automatically frozen as of midnight on December 31, 2008. As with a Rule of 70 Employee who elected option two, this Key Employee’s Average Earnings and Anticipated Social Security Benefits under the Pension Plan are not frozen.
4.02	Credited Service under this Plan.

As noted above, Credited Service is frozen in the Pension Plan for a Rule of 70 Employee electing option two and for a Key Employee who is not a Rule of 70 Employee. Regardless, a Key Employee’s Credited Service under this Plan is NOT frozen.

ARTICLE FIVE — SUPPLEMENTAL RETIREMENT INCOME
5.01	Calculation of Supplement for a Rule of 70 Employee Electing Option One in the Pension Plan.
(a)	This Section 5.01 contains the benefit formula for a Key Employee who is also a Rule of 70 Employee who elected option one (see Article Four). This Key Employee continues to earn Credited Service under both the Pension Plan and this Plan. This Article Five assumes the Key Employee has a Separation from Service on or after his or her Normal or Delayed Retirement Date.

(b)	Each Key Employee described in this Section 5.01 who has a Separation from Service with the Employer on or after his or her Normal or Delayed Retirement Date by reason of retirement or voluntary or involuntary termination shall, except as provided in Section 10.05 (Noncompetition, Embezzlement, etc.), be entitled to a monthly supplemental retirement income (“Supplemental Retirement Income”) equal to (1) minus (2), where
(1)	equals the monthly Normal or Delayed Retirement Income which the Key Employee would be entitled to receive under the Pension Plan beginning on the first day of the month following the Key Employee’s Separation from Service with the Employer if the benefit limitations of Code Sections 401(a)(17) and 415 as reflected in the Pension Plan were not in effect (measured in the form of a single life annuity payable in monthly installments for the Key Employee’s life) and if the definition of Earnings under this Plan were used to compute the Key Employee’s Normal or Delayed Retirement Income under the Pension Plan;

(2)	equals the monthly Normal or Delayed Retirement Income which the Key Employee is actually entitled to receive under the Pension Plan beginning on the first day of the month following the Key Employee’s Separation from Service with the Employer measured in the form of a single life annuity payable in monthly installments for the Key Employee’s life.
5.02	Calculation of Supplement for a Rule of 70 Employee Electing Option Two in the Pension Plan and for a Key Employee who is not a Rule of 70 Employee.
(a)	This Section 5.02 contains the benefit formula for either (1) a Key Employee who is also a Rule of 70 Employee who elected option two (see Article Four) or (2) a Key Employee who is not a Rule of 70 Employee. These Key Employees had their Credited Service under the Pension Plan frozen as of midnight on December 31, 2008 but continue to earn Credited Service under this Plan. This Article Five assumes the Key Employee has a Separation from Service on or after his or her Normal or Delayed Retirement Date.

(b)	Each Key Employee described in this Section 5.02 who has a Separation from Service with the Employer on or after his or her Normal or Delayed Retirement Date by reason of retirement or voluntary or involuntary termination shall, except as provided in Section 10.05 (Noncompetition, Embezzlement, etc.), be entitled to a monthly Supplemental Retirement Income equal to (1) minus (2) minus (3), where
(1)	equals the monthly Normal or Delayed Retirement Income which the Key Employee would be entitled to receive under the Pension Plan beginning on the first day of the month following the Key Employee’s Separation from Service with the Employer if the benefit limitations of Code Sections 401(a)(17) and 415 as reflected in the Pension Plan were not in effect (measured in the form of a single life annuity payable in monthly installments for the Key Employee’s life) and if the definition of Earnings under this Plan and the definition of Credited

Service under this Plan were used to compute the Key Employee’s Normal or Delayed Retirement Income under the Pension Plan;
(2)	equals the monthly Normal or Delayed Retirement Income which the Key Employee is actually entitled to receive under the Pension Plan beginning on the first day of the month following the Key Employee’s Separation from Service with the Employer measured in the form of a single life annuity payable in monthly installments for the Key Employee’s life;

(3)	equals the monthly hypothetical benefit which the Key Employee would receive on the first day of the month following the Key Employee’s Separation from Service with the Employer using the Key Employee’s hypothetical account balance described below converted to a single life annuity.

The Key Employee’s monthly hypothetical benefit is determined as follows. Beginning January 1, 2009, a hypothetical account shall be established for each Key Employee described in Section 5.02. At the end of each calendar year (or at the time of the Key Employee’s Separation from Service, if earlier) the hypothetical account balance shall be increased by (A) and (B) below.
(A)	An amount equal to 3.8% (representing a hypothetical employer contribution) of the Key Employee’s Earnings for such calendar year up to the limitations of Code Section 401(a)(17) ($245,000 in 2009). For this purpose, Earnings shall have the meaning as defined in the Pension Plan and not as defined in this Plan.

(B)	An amount (representing hypothetical earnings) equal to 6% multiplied by the balance of the hypothetical account balance at the beginning of the calendar year. Accordingly, no interest shall be added for the calendar year ending December 31, 2009. The 6% interest rate shall be adjusted in computing the hypothetical earnings for a partial year by taking into account total days in the partial year and dividing by 360 days. For example, if the partial year was 90 days, the interest rate for the partial year would be 1.5% (6% times 90 days divided by 360 days).
The hypothetical account balance shall be converted to a single life annuity using the Applicable Mortality Table and Applicable Interest Rate as defined in Section 2.03 of the Pension Plan.
As background only and not to be used as a method of computing the Key Employee’s hypothetical account, 3.8% represents the additional match a Key Employee described in Section 5.02 would receive under the Genuine Parts Company 401(k) Savings Plan (“GPC 401(k) Plan”) instead of under the Genuine Partnership Plan (“GPC Partnership Plan”). A Key Employee described in Section 5.01 is eligible to participate in the GPC Partnership Plan with a maximum match of 1.2% of Earnings. A Key Employee described in Section 5.02 is eligible to participate in the GPC 401(k) Plan with a maximum match of 5% of Earnings. Thus, 5.0% minus 1.2% equals 3.8%.
ARTICLE SIX — SUPPLEMENTAL RETIREMENT INCOME;
DISTRIBUTION PRIOR TO NORMAL OR DELAYED RETIREMENT
6.01	Separation from Service On or After the Key Employee’s Early Retirement Date.

(a)	This Section 6.01 applies to a Key Employee who has a Separation from Service on or after the Key Employee’s Early Retirement Date but before the Key Employee’s Normal Retirement Date.

(b)	Each Key Employee who has a Separation from Service with the Employer on or after his or her Early Retirement Date by reason of early retirement or voluntary or involuntary termination shall, except as provided in Section 10.05 (Noncompetition, Embezzlement, etc.), be entitled to a monthly Supplemental Retirement Income in the manner described in Section 5.01 or Section 5.02, whichever is applicable, assuming (1) the monthly Supplemental Retirement Income commenced on the first day of the month following the Key Employee’s Separation from Service with the Employer. (2) the pension benefits were payable under Section 4.02 of the Pension Plan and (3) the Key Employee’s benefit in Section 5.01(b) and the Key Employee’s benefit in Sections 5.02(b)(1) and (2) (but not (3)) are reduced by the early retirement reduction factors set forth in the Pension Plan (e.g., see Section 4.02 of the Pension Plan).
6.02	Separation from Service Prior to the Key Employee’s Early Retirement Date.
(a)	This Section 6.02 applies to a Key Employee who has a Separation from Service (1) prior to the Key Employee’s Early Retirement Date but (2) following the Key Employee’s Permanent Disability, death or the termination of the Plan (i.e., 100% vested). This Section 6.02 does not apply to a Key Employee who receives a lump sum distribution on account of a Separation from Service within two years of a Change in Control. Instead, see Section 9.01. Benefits under this Section 6.02 will commence on the Key Employee’s Normal Retirement Date (regardless of the Key Employee’s age or years of Retirement Eligibility Service.)

(b)	Each Key Employee who has a Separation from Service with the Employer prior to his or her Early Retirement Date and in the manner described in Section 6.02(a) by reason of voluntary or involuntary termination (including death) shall, except as provided in Section 10.05 (Noncompetition, Embezzlement, etc.), be entitled to a monthly Supplemental Retirement Income in the manner described in Section 5.01 or Section 5.02, whichever is applicable on the Key Employee’s Normal Retirement Date. The Supplemental Retirement Income shall be computed assuming (1) the monthly Supplemental Retirement Income commenced on the Key Employee’s Normal Retirement Date, (2) the pension benefits were payable under Section 4.05 of the Pension Plan at Normal Retirement Date and (3) the Key Employee’s hypothetical account described in Section 5.02(b)(3) continues to receive interest described in subparagraph (B) until the Key Employee’s Normal Retirement Date.
ARTICLE SEVEN — TIME AND FORM OF PAYMENT; OTHER PROVISIONS
7.01	Distribution Date.
(a)	For a Key Employee described in Article 5 (commencement of benefits upon Normal or Delayed Retirement Date) and a Key Employee described in Section 6.01 (commencement of benefits upon Early Retirement Date), the Employer shall delay payment of the Supplemental Retirement Income until the first day of the seventh month following the Key Employee’s Separation from Service with the Employer.

(b)	The first payment to a Key Employee described in Section 7.01(a) shall also include any payments that were not made following the Key Employee’s Separation from Service. Thus, the first payment shall be equal to seven months of payments (representing the payment made to the Key Employee for the seventh month plus the monthly payments for the six months following the Key Employee’s Separation from Service with the Employer). For example, assume a Key Employee described in Article 5 or Section 6.01 has a Separation from Service with the Employer on January 12, and the first payment was made on August 1 (the first day of the seventh month following January 12). The August 1 payment shall include an amount equal to seven months of payments (representing payments for February, March, April, May, June, July and August).

(c)	For a Key Employee described in Section 6.02 (commencement of benefits upon Normal Retirement Date), the Employer shall delay payment of the Supplemental Retirement Income until the later of (i) the first day of the seventh month following the Key Employee’s Separation from Service with the Employer or (ii) the Key Employee’s Normal Retirement Date. The purpose of this provision is to ensure a Key Employee has a six month delay in the commencement of his or her Supplemental Retirement Income. Thus, if the Key Employee had a Separation from Service more than six full months before the Key Employee’s Normal Retirement Date, the Employer would commence the Key Employee’s Supplemental Retirement Income on the Key Employee’s Normal Retirement Date. If the Employer delays commencement of the Key Employee’s Supplemental Retirement Income pursuant to this Section 7.01(c), the Key Employee will receive all unpaid payments in the same manner as described in Section 7.01(b). In no event shall a Key Employee described in this Section 7.01(c) commence receiving Supplemental Retirement Income prior to his or her Normal Retirement Date.
7.02	Form of Payment

A Key Employee may elect among the following annuity payment options available under the Plan:
(a)	Life Annuity Option — a monthly Retirement Income payable during the Key Employee’s lifetime, with payments ceasing upon the Key Employee’s death.

(b)	Joint and 50% Survivor Annuity — a monthly Retirement Income equal to the reduced Actuarial Equivalent of the Life Annuity Option. The Retirement Income shall be payable to the Key Employee for the Key Employee’s life, and upon the Key Employee’s death, 50% of such Retirement Income shall be payable to the Key Employee’s Spouse for the Spouse’s life. Such Retirement Income shall cease on the later of the death of the Key Employee or the death of the Key Employee’s Spouse.

(c)	Ten Years Certain and Life Option — a monthly Retirement Income equal to the reduced Actuarial Equivalent of the Life Annuity Option. The Retirement Income shall be payable to the Key Employee during the Key Employee’s lifetime and, in the event of the Key Employee’s death, within a period of ten years after the commencement of benefits, the same monthly amount shall be payable to the Key Employee’s Beneficiary for the remainder of such ten-year period.

(d)	Joint and Last Survivor Option — a monthly Retirement Income equal to the reduced Actuarial Equivalent of the Life Annuity Option. The Retirement Income shall be payable to the Key Employee for the Key Employee’s life, and upon the Key Employee’s death, a designated percentage (100%, 75% or 50%) of the Key Employee’s Retirement Income shall be payable to the Key Employee’s Beneficiary for the Beneficiary’s life. Such Retirement Income shall cease on the later of the death of the Key Employee or the death of the Key Employee’s Beneficiary.
7.03	Election of Form of Benefit

The Key Employee may choose the annuity form of payment at any time prior to the commencement of benefits under the Plan. In the event that the Key Employee fails to elect a form of payment, then the Supplemental Retirement Income shall be paid in the form of a 50% joint and survivor annuity if the Key Employee has a Spouse on the commencement of benefits date and in the form of a Life Annuity if the Key Employee does not have a Spouse on the commencement of benefits. If the Supplemental Retirement Income is paid in a form other than a Life Annuity, then the amount of such benefit shall be adjusted so that it is the Actuarial Equivalent of the Life Annuity described in Article Five or Article Six, as applicable.

7.04	Other Provision

In computing a Key Employee’s benefit under this Plan, the Committee shall assume the Key Employee did not accrue a benefit under the Pension Plan (i.e., no Credited Service under the Pension Plan or this Plan and no Earnings under the Pension Plan or this Plan) during any calendar year in which the Key Employee did not accrue a benefit under this Plan (see Section 2.02).
ARTICLE EIGHT — PRE-RETIREMENT DEATH BENEFIT
8.01	Death of Key Employee Before Supplemental Income Payments Commence.
(a)	Survivor Benefit. If a Key Employee (married or unmarried at the time of his or her death) dies before Supplemental Retirement Income commences hereunder and prior to his or her Separation from Service, then the Key Employee’s Beneficiary shall be entitled to receive a survivor benefit which is the equal to 50% of the lump sum value of the Key Employee’s Supplemental Retirement Income accrued to the date of his or her death under Article Five or Article Six, whichever is applicable. The lump sum value shall be computed using the Applicable Mortality Table and the Applicable Interest Rate as defined in Section 2.03 of the Pension Plan and based on the Key Employee’s age on the first day of the month following his or her death. See Section 8.03 for provisions identifying the Key Employee’s Beneficiary.

(b)	Form and Commencement of Survivor Benefit. For purposes of paragraph (a) above, the survivor benefit shall be a benefit payable as a lump sum distribution within ninety days of the Key Employee’s death. Section 7.01 does not apply to this distribution. If a Key Employee died on or after his or her Early Retirement Date, the lump sum shall be computed assuming the Key Employee had retired on the day of his or her death and commenced receiving a Supplemental Retirement Income on the first day of the month following his death. If a Key Employee dies prior to his or her Early Retirement Date, the lump sum shall be computed assuming the Key Employee had terminated employment on the date of his or her death and waited until the Key Employee’s Normal Retirement Date to commence payment of benefits.
8.02	Death of Key Employee After Supplemental Retirement Income Payments Have Commenced.

If a Key Employee dies after Supplemental Retirement Income payments have begun hereunder, then the Key Employee’s Beneficiary shall be entitled to only that death benefit, if any, which is in effect at the time of the Key Employee’s death in accordance with the benefit option elected by the Key Employee.

8.03	Beneficiary Designation.

The following shall apply to the designation of a Beneficiary:
(a)	A Key Employee’s Beneficiary shall be the individual designated by the Key Employee on a form provided by the Committee. If no Beneficiary is designated, the Key Employee’s Beneficiary shall be deemed to be the Key Employee’s Spouse, or if no Spouse, the Key Employee’s descendants (per stirpes), or if no descendants, the Key Employee’s estate. For the purposes of the foregoing sentence, the term “descendants” shall include any persons adopted by a Key Employee or by any of his or her descendants.

(b)	Prior to the commencement of payments under this Plan, a Key Employee may change his or her Beneficiary designation at any time without spousal consent. After payments commence, however, the Key Employee cannot change his or her Beneficiary designation.
ARTICLE NINE — CHANGE OF CONTROL
9.01	Change of Control.
(a)	In the event there is a Change of Control of Genuine Parts (as defined in Section 9.01(d)), a Key Employee described below shall receive an immediate lump sum payment of the Key Employee’s Supplemental Retirement Income in lieu of the Supplemental Retirement Income otherwise provided under this Plan.
(1)	A Key Employee who has a Separation from Service on account of a Change of Control shall receive an immediate lump sum payment computed as described in Section 9.01(b) below. A Key Employee shall be considered to have a Separation from Service on account of a Change of Control if the Key Employee has a Separation from Service for any reason (e.g., resignation, involuntary termination, disability, death, etc.) during the two-year period beginning on the date on which the Change in Control occurred.

(2)	A Key Employee (or his or her Beneficiary if the Key Employee is not living) who had a Separation from Service prior to the Change of Control and who is receiving or entitled to receive benefits under the Plan following the Change in Control shall receive a lump sum benefit computed as described in Section 9.01(c).
(b)	The lump sum payment for a Key Employee described in Section 9.01(a)(i) shall be determined by computing the present value of the Key Employee’s monthly Supplemental Retirement Income as of the date of the Key Employee’s Separation from Service on account of the Change of Control (calculated pursuant to the formula set forth in Article Five or Article Six, as applicable). The lump sum amount shall be determined using the Applicable Interest Rate and Applicable Mortality Table as defined in Section 4.10 of the Pension Plan (i.e., the interest rate used to compute a lump sum payout from the Pension Plan following a change in control). If a Key Employee has a Separation from Service prior to his or her Early Retirement Date, the lump sum shall be computed based on the benefit payable at the Key Employee’s Normal Retirement Date. The provisions of Section 7.01 (six month delay) apply to this distribution.

(c)	The lump sum payment for a Key Employee described in Section 9.01(a)(ii) shall be determined by computing the present value of the remaining unpaid monthly

Supplemental Retirement Income payments under this Plan using the Applicable Interest Rate and Applicable Mortality Table as defined in Section 4.10 of the Pension Plan (i.e., the interest rate used to compute a lump sum payout from the Pension Plan following a Change of Control) and by assuming such payments begin or continue (as the case may be) immediately following the Change of Control. The provisions of Section 7.01 (six month delay) apply to this distribution if payments have not already commenced.
(d)	A Change of Control of Genuine Parts means a Change in Control as defined in Code Section 409A (see Treasury Regulation Section 1.409A-3(i)(5)). This definition shall apply January 1, 2008 (even though the effective date of this restatement is January 1, 2009).
ARTICLE TEN — MISCELLANEOUS
10.01	Funding.

Nothing contained in this Plan and no action taken pursuant to the provisions of this Plan shall create or be construed to create a trust for the purpose of assuring funds for the payment of any amounts provided herein. The amounts provided by this Plan shall be paid from each Employer’s general assets or by such other means as the Employer deems advisable. A Key Employee shall have no title to or beneficial interest in any assets set aside or acquired by an Employer to fund its obligations hereunder prior to its due date and to the extent a Key Employee acquires the right to receive a payment from the Employer under this Plan, such right shall be no greater than that of an unsecured general creditor of such Employer.

10.02	Nonassignability.

No amount payable under this Plan may be assigned, transferred, encumbered or subject to any legal process for the payment of any claim against a Key Employee.

10.03	Costs of Collection; Interest.

The Employer shall reimburse the Key Employee or Beneficiary, as the case may be, for reasonable legal fees and related expenses incurred by the Key Employee or Beneficiary in connection with his or her seeking to obtain or enforce any right or benefit provided by this Agreement, in each case, regardless of whether or not the Key Employee’s or Beneficiary’s claim is upheld by an arbitral panel or a court of competent jurisdiction; provided, however, the Key Employee or Beneficiary shall be required to repay to the Employer any such amounts to the extent that an arbitral panel or a court issues a final and non-appealable order, judgment, decree or award setting forth the determination that the position taken by Key Employee or Beneficiary was frivolous or advanced by the Key Employee or Beneficiary in bad faith. The amount reimbursable by the Employer under this Section 10.03 in any one calendar year shall not affect the amount reimbursable in any other calendar year, and the reimbursement of an eligible expense shall be made within 30 days after delivery of Key Employee’s or Beneficiary’s respective written requests for payment accompanied with such evidence of fees and expenses incurred as the Employer reasonably may require, but in any event no later than December 31 of the year after the year in which the expense was incurred. The Key Employee’s rights pursuant to this Section 10.03 shall expire at the end of twenty years after the Key Employee’s Separation from Service and shall not be subject to liquidation or exchange for another benefit.

10.04	No Right to Continued Employment.

Nothing in this Plan shall be deemed to give any Key Employee the right to be retained in the service of the Employer or to deny the Employer any right it may have to discharge a Key Employee at any time.

10.05	Noncompetition, Embezzlement, Etc.
(a)	Notwithstanding other provisions herein to the contrary, if a Key Employee receiving or eligible to receive Supplemental Retirement Income under this Plan commits a material breach, as determined by the Committee, of his or her covenant not to compete as set forth in the Joinder Agreement, then the Key Employee shall cease to participate in the Plan as of the date of such breach and the Employer shall have no further obligation to make Supplemental Retirement Income payments to the Key Employee.

(b)	If the Committee determines that a Key Employee has committed embezzlement, defalcation or any other criminal activity which is connected with his or her employment with the Employer, then no payments of any kind shall be made under this Plan to or for the benefit of the Key Employee or his or her Beneficiary. If such determination is made after the Key Employee (or his or her Beneficiary) has begun receiving payments hereunder, then payments shall cease immediately upon a certification by the Committee that an event has occurred which triggers loss of benefits under this section.

(c)	Any payments that are not paid pursuant to subsections (a) or (b) above shall be irrevocably forfeited.
10.06	Governing Law.

This Plan shall be governed by and construed in accordance with the laws of the State of Georgia to the extent such laws are not preempted by Federal law.

10.07	Successors and Assigns.

This Plan shall be binding upon the successors and assigns of the parties hereto.

10.08	Right to Amend and Terminate.

The Committee reserves the right to modify, alter, amend, or terminate the Plan, at any time and from time to time, without notice, to any extent deemed advisable; provided, however, that no such amendment or termination shall (without the written consent of the Key Employee, if living, and if not, the Key Employee’s Beneficiary) adversely affect any benefit under the Plan which has accrued with respect to the Key Employee as of the date of such amendment or termination regardless of whether such benefit is vested or in pay status. Notwithstanding the foregoing, no amendment, modification, alteration, or termination of this Plan may be given effect with respect to any Key Employee without the consent of such Key Employee (if living, and if not, the Key Employee’s Beneficiary) if such amendment, modification, alteration, or termination is adopted during the six-month period prior to a Change of Control or during the two-year period following a Change of Control. In addition, no termination shall result in an acceleration of any benefit under this Plan unless such termination complies with the termination and liquidation provisions of Code Section 409A (see Treas. Reg. Section 1.409A-3(j)(4)(ix)). Finally, if the Plan does not comply with applicable law (including Code Section 409A), the Committee may amend the Plan to comply with Code Section 409A, including optional Code Section 409A provisions, and may amend the Plan to comply with other required changes in law without the consent of Key Employees or Beneficiaries and regardless of a prior or subsequent Change in Control.

ARTICLE ELEVEN — DEFINITIONS AND SPECIAL RULES
11.01	Separation from Service shall have the following meaning:
(a)	General Rule. A Key Employee is deemed to have a Separation from Service if the Key Employee dies, retires or otherwise has a bona fide termination as an employee of the Employer.

(b)	Leave of Absence. Separation from Service does not occur when the Key Employee is on military leave, sick leave or other bona fide leave of absence if the period of such leave does not exceed six months or any longer period provided the Key Employee retains a right to again provide services as an employee following the end of a leave of absence under an applicable statute or by contract. In any event, a leave of absence will prevent a Separation from Service occurring only if there is a reasonable expectation that the Key Employee will return to perform services for the Employer as an employee at the conclusion of the leave. If the leave of absence exceeds six months and the Key Employee is not entitled to return to service as an employee under an applicable statute or by contract, the Key Employee will have a Separation from Service on the first date immediately following such six-month period. However, if the leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, where such impairment causes the Key Employee to be unable to perform the duties of his or her position or any substantially similar position, a 29-month period of absence shall be substituted for such six—month period.

(c)	Termination. Whether a Key Employee has retired or otherwise terminated as a Key Employee (or subsequent employment) is determined based on the facts and circumstances indicating that the Employer and the Key Employee reasonably anticipated that no further services would be performed after a certain date.

(d)	Presumption of Separation from Service. If the Employer and the Key Employee reasonably anticipate that the bona fide services the Key Employee would perform after a specified date (either as an employee or an independent contractor) would permanently decrease to an amount equal to or less than 20% of the average level of bona fide services provided in the immediately preceding thirty-six (36) months, the Key Employee will be presumed to have had a Separation from Service. See applicable treasury regulations for rules applicable in determining a Key Employee’s average level of bona fide services during the preceding thirty-six (36) months in the event the Key Employee was on a paid bona fide leave of absence or an unpaid bona fide leave of absence during the preceding thirty-six (36) months.
11.02	Spouse. Except as modified in this definition, the term “Spouse” shall have the same meaning as the Pension Plan. If a Key Employee has a Separation from Service on or after his or her Early Retirement Date, the Spouse shall be determined as of the Key Employee’s Separation from Service. If the Key Employee has a Separation from Service prior to his or her Early Retirement Date, the Spouse shall be determined as of the Key Employee’s Normal Retirement Date.
11.03	Credited Service. For some Key Employees, Credited Service under the Pension Plan has been frozen. Regardless, for purposes of this Plan, all Key Employees shall continue to earn Credited Service under the terms of the Pension Plan assuming Credited Service had not been frozen. No Credited Service shall be earned if an Employee ceases to be a Key Employee or if the Key Employee is not entitled to accrue a benefit under this Plan (see Section 2.02).

     IN WITNESS WHEREOF, Genuine Parts Company has caused this Plan to be signed by its duly authorized officer on the date shown below, but effective as of January 1, 2009 (or effective as of such earlier date for certain provisions as indicated in the amendment).

GENUINE PARTS COMPANY
By:	/s/ Frank M. Howard
Title: Sr. V.P. & Treasurer
Date: 12-22-08

Attest:
/s/ Linda L. Olvey

Date: 12-22-08